Exhibit 10.7
PROMISSORY NOTE

US$2,162,046.02	December 31, 2010

1.	Principal and Agreement.

For value received, in installments as herein provided, AEROGROW INTERNATIONAL, INC. (“Maker”), promises to pay to the order of MAIN POWER ELECTRICAL FACTORY LTD, a Hong Kong Incorporated Company,(“Holder”) by wire transfer in immediately available funds to a U.S. Dollar-denominated bank account that Holder may from time to time designate in writing, the principal sum of Two Million One Hundred Sixty-Two Thousand Forty-Six and 02/100 U.S. Dollars ($2,162,046.02), as the same may be increased pursuant to Paragraphs 2(a) and 2(b) below, together with accrued interest from the date of disbursement hereunder on the unpaid principal balance at the rate of eight percent (8.0%) per annum.  As used herein, the term “Holder” shall mean Holder and any subsequent holder of this Note (this “Note”), whichever is applicable from time to time. The Holder and Maker acknowledge that this Note is being entered into in connection with a separate agreement dated this same date between the Holder and the Maker (“Agreement”), which memorializes certain agreements that have been reached between the parties and pursuant to which this Note is being issued.

2.	Payment of Interest and Principal.

(a)           Interest

Payments of interest only shall be made monthly in arrears beginning on January 31, 2011, and on the same date every month thereafter (each an “Interest Payment Date”), until such time as the principal balance and all accrued interest has been repaid in full.

(b)           Reserved.

(c)           Principal Payments

Maker shall make payments of the principal balance of this Promissory Note in accordance with the following schedule:

Payment Due Date	Payment Amount (in US$)
31-Jan-11	$30,000.00
28-Feb-11	$30,000.00
31-Mar-11	$30,000.00
30-Apr-11	$30,000.00
31-May-11	$20,000.00
30-Jun-11	$20,000.00
31-Jul-11	$20,000.00
31-Aug-11	$20,000.00
30-Sep-11	$50,000.00
31-Oct-11	$75,000.00
30-Nov-11	$150,000.00
31-Dec-11	$150,000.00
31-Jan-12	$100,000.00
29-Feb-12	$75,000.00
31-Mar-12	$75,000.00
30-Apr-12	$50,000.00
31-May-12	$50,000.00
30-Jun-12	$50,000.00
31-Jul-12	$50,000.00
31-Aug-12	$50,000.00
30-Sep-12	$75,000.00
31-Oct-12	$150,000.00
30-Nov-12	$150,000.00
31-Dec-12	$200,000.00
31-Jan-13	$100,000.00
28-Feb-13	$100,000.00
31-Mar-13	$100,000.00
30-Apr-13	$100,000.00
31-May-13	$62,046.02

3.	Prepayment.

This Note may be prepaid in full or in part, at any time and from time to time, without premium or penalty.  Maker shall have no right to reborrow any such prepaid amounts.  All prepayments shall be applied by Holder first to the payment of accrued and unpaid interest; and last to the payment of principal.

4.	Interest Rate Calculation.

Throughout the term of this Note, interest shall be calculated on the basis of a 365-day year, but shall be computed for the actual number of days in the period for which interest is charged.  If any payment of interest or principal to be made by Maker shall become due on a day other than a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing any interest with respect to such payment.  As used herein, the term “Business Day” shall mean a day other than Saturday or Sunday on which banks are open for business in Boulder, Colorado.

5.	Manner of Payment.

Principal and interest are payable in lawful money of the United States of America.

6.           Covenants.

So long as the Note is outstanding:

(a)           Maker shall make no distributions to its Shareholders;

(b)           Maker will provide Holder with prompt notice of any material adverse change in its business or any material adverse event affecting the Maker;

(c)           Maker will advise the Holder immediately upon the occurrence of any Event of Default as described in Paragraph 8 below;

(d)           Maker shall advise the Holder immediately upon the occurrence of any default by Maker in payment of principle or interest on any of its indebtedness; and

(e)           Maker shall comply in all respects with the terms and conditions of the Agreement.

7.	Security.

In order to secure all of Maker’s obligations under this Note, Maker hereby grants to Holder a security interest in (i) the tools and molds in the possession of Holder that are related to the manufacture of AeroGardens and all proceeds therefrom, and (ii) any AeroGrow inventory held by Main Power and all proceeds therefrom (the “Pledged Collateral”).  After the occurrence and during the continuation of an Event of Default hereunder, Holder shall be entitled to cause any or all of the Pledged Collateral to be transferred or recorded into the name of Holder or its nominee.

8.	Event of Default.

The occurrence of any of the following shall be deemed to be an event of default (“Event of Default”) hereunder:

(a)           Maker’s failure to pay any payment of principal or interest due pursuant to the terms hereof or to observe the covenant set forth in Paragraph 6 above within ten (10) Business Days after receipt of notice from Holder of a breach of the obligation to make such payments or to observe such covenant;

(b)           any indebtedness for money borrowed by Maker in an aggregate principal amount in excess of US$100,000 is not paid at final maturity or upon acceleration, if such acceleration is not cured or rescinded;

(c)           a decree or order by a court having jurisdiction in the premises shall have been entered adjudging Maker bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of Maker under any applicable bankruptcy, insolvency, reorganization or other similar law, and such decree or order shall have continued unvacated and unstayed for a period of 90 days; an involuntary case shall be commenced under any applicable bankruptcy, insolvency, reorganization or other similar law in respect of Maker and shall continue undismissed for a period of 90 days or an order for relief in such case shall have been entered and such order shall have remained in force unvacated and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment on the ground of insolvency or bankruptcy of a receiver, custodian, liquidator, trustee or assignee in bankruptcy or insolvency of Maker or of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force unvacated and unstayed for a period of 90 days;

(d)           Maker shall institute proceedings to be adjudicated a voluntary bankrupt, shall consent to the filing of a bankruptcy proceeding against it, shall file a petition or answer or consent seeking liquidation or reorganization under any applicable bankruptcy, insolvency, reorganization or other similar law, shall consent to the filing of any such petition or shall consent to the appointment on the ground of insolvency or bankruptcy of a receiver or custodian or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make a general assignment for the benefit of creditors; or

(e)           Failure on the part of Maker to perform any other covenant or agreement on the part of Maker contained in this Note for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Maker by the Holder of this Note.

9.	Remedies.

Upon the occurrence of an Event of Default and without demand or notice, Holder shall have the option to declare the entire principal balance of this Note together with all accrued and unpaid interest thereon immediately due and payable; provided, however, that upon the occurrence of an Event of Default under clauses (c) or (d) of Paragraph 8 above, the entire principal balance of this Note together with all accrued and unpaid interest thereon shall immediately become due and payable without any action on the part of Holder.  No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of such right.

10.           Payment of Expenses.

Maker promises to pay all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with the collection of this Note upon a default by Maker and declaration of acceleration pursuant to Paragraph 9 of this Note.

11.           Default Rate.

The entire balance of Principal, Interest, and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid at the rate of eighteen percent (18%) per annum.

12.	Waiver.

Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Maker hereunder, Holder may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note.  Maker further waives, to the fullest extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, lease assignment, guaranty or other agreement now or hereafter securing this Note.

13.	Severability.

Every provision of this Note is intended to be severable.  In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

14.	Interest Rate Limitation.

In no event shall the rate of interest payable on the indebtedness evidenced hereby exceed the maximum rate permissible under applicable law.  If the rate of interest payable hereunder is ever reduced as a result of this Paragraph 14 and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest  provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided by applicable law for such period as is required so that the total amount of interest received by Holder is that which would have been received by Holder but for the operation of the first sentence of this Paragraph 14.

15.	Number and Gender.

In this Note the singular shall include the plural and masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

16.	Headings.

Headings at the beginning of each numbered Paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

17.	Choice of Law.

This Note shall be governed by and construed in accordance with the laws of the State of Colorado.

“Maker”

AEROGROW INTERNATIONAL, INC.

By:           /s/ H. MacGregor Clarke
Name:      H. MacGregor Clarke
Title:        Chief Financial Officer

AGREEMENT RELATING TO CERTAIN OBLIGATIONS OWED BY AEROGROW INTERNATIONAL, INC. TO MAIN POWER ELECTRICAL FACTORY LTD

This agreement (the “Agreement”) is entered into between Main Power Electrical Factory Ltd, a Hong Kong company (“Main Power”) and AeroGrow International, Inc. (“AeroGrow”) on the day of December 31, 2010 for resolution of certain outstanding matters described below.  This Agreement shall be effective upon the signature of both parties.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, AeroGrow and Main Power hereby covenant and agree the followings:

1.	Existing Obligations: As of December 31, 2010, AeroGrow has the following obligations to Main Power:

a.
A promissory note dated as of June 30, 2009.  This promissory note had an original principal amount of $1,388,190.79.  After the capitalization of accrued but unpaid interest as provided for in the promissory note, the principal balance due as of December 31, 2010 is $1,500,600.27.  A reconciliation of the increase in principal balance is attached as Exhibit 1 to this Agreement.

b.
Amounts relating to raw materials and finished goods acquired and/or manufactured by Main Power on behalf of AeroGrow equaling US$661,445.75 (the “Inventory Amounts”).  The Inventory Amounts are detailed in Exhibit 2 to this Agreement.

2.
New Promissory Note:  As of December 31, 2010, the obligations described in Paragraph 1 above have been extinguished and replaced by a new promissory note in the principal amount of US$2,162,046.02 dated December 31, 2010 (the “Promissory Note”) and attached as Exhibit 3 to this Agreement.

3.
Inventory Ownership:  As of December 31, 2010 and subject to AeroGrow issuing the Promissory Note to Main Power, the inventory detailed in Exhibit 2 is the property of AeroGrow.  Main Power will hold the inventory on a consignment basis for use in the production and fulfillment of orders received from AeroGrow.  Until such time as the Promissory Note has been paid in full, any AeroGrow inventory held by Main Power will be collateral securing AeroGrow’s obligations under the Promissory Note.

4.
Waiver of Existing Defaults:  Main Power hereby waives any and all defaults relating to the obligations described in Paragraph 1 above as of December 31, 2010 (the “Existing Defaults”).  Neither this waiver, nor Main Power's continued making of loans or other extensions of credit at any time extended to AeroGrow in accordance with this Agreement or the Promissory Note shall be deemed a waiver of or consent to any default, other than the Existing Defaults.

5.	No Assignment: This Agreement and the obligations arising from the same shall not be assigned without the previous written approval of the other Party.

-- Signature Page Follows --

Accepted and agreed to as of December 31, 2010:

AEROGROW INTERNATIONAL, INC.

/s/ H. MacGregor Clarke

By:	H. MacGregor Clarke
Title:	Chief Financial Officer

MAIN POWER ELECTRICAL FACTORY LTD

/s/ Cathy Pang Kit Teng

By:	Cathy Pang Kit Teng
Title:	Chief Financial Officer